Exhibit 99.1

PRESS RELEASE

For Immediate Release:  August 20, 2003

Contact:
Valerie Newsom
Phone:	432-684-0301
Email:	vnewsom@cap-rock.net

Cap Rock Energy Reports Second Quarter Earnings for 2003

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) reported net income for the second quarter of 2003 of $2,605,000, or $1.92 per common share, diluted, as compared to $925,000, or $ .71 per common share, diluted, for the same period in 2002.

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating revenues	$19,250	$18,300	$41,594	$36,419
Operating income	4,628	2,509	9,808	6,735
Net Income	2,605	925	5,666	3,707

Earnings per share:
Basic	$2.00	$.71	$4.35	$2.85
Diluted	$1.92	$.71	$4.18	$2.85

Weighted average shares of Common stock outstanding:
Basic	1,301,325	1,302,355	1,301,705	1,302,355
Diluted	1,356,623	1,302,355	1,357,003	1,302,355

The primary factors contributing to the increase in net income between the three months ended June 30, 2003 and 2002, were an increase in operating revenues of $950,000 and a decrease in operating expenses of $1,169,000.  Increased operating revenues between the same two periods are a result of greater power cost recovery.  Costs for purchased power were over $1 million less for the three months ended June 30, 2003, as compared to the same period for 2002, because management was able to obtain lower contract prices.  Reduced general and administrative costs in the same period were somewhat offset by increased maintenance and operations expenses. The increase in operating income for the six month periods ended June 30, 2003 and 2002, is due primarily to the change in accounting principle concerning the recognition of revenues in accordance with the Company’s change in rate-making policy.  The net effect of the one-time change was to increase operating income by approximately $1 million.  The six month period for 2003 had greater electric revenue was partially offset by increased maintenance and operations expense.  The three and six month periods for 2003 included income tax expense of $678,000 and $1,377,000, respectively whereas the 2002 comparative periods reflected no income tax expense because of the utilization of net operating loss carryforwards and the tax exempt status of certain subsidiaries.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.